Exhibit 3.5

AMENDMENT NO. 1 TO

AMENDED AND RESTATED
OPERATING AGREEMENT
OF
CORNERSTONE REALTY FUND, LLC

This Amendment No. 1 (this “Amendment”) to the Operating Agreement of Cornerstone Realty Fund, LLC (the “Fund”), made effective as of July 19, 2001 and amended and restated effective as of June 30, 2003 (the “Operating Agreement”), is made is effective as of February 22, 2007 among Cornerstone Industrial Properties, LCC, a California limited liability company, and the Members of the Fund.

RECITALS

A.            Subsection 9.2.9 of the Operating Agreement provides that the Fund shall not repurchase Units unless approved by the Members the Fund in the manner provided in the Operating Agreement.

B.            The Members of the Fund holding a majority of the Percentage Interests have consented to and approved this Amendment in accordance with the Operating Agreement.

C.            Certain capitalized terms used in this Amendment shall have the meanings given them in the Operating Agreement.

AGREEMENT

NOW, THEREFORE, the parties agree as follows:

1.             Amendment of Article 9.  Section 9.2 of Article 9 of the Operating Agreement is hereby amended to delete Subsection 9.2.9 in its entirety.

2.             Amendment of Article 11.  Article 11 of the Operating Agreement is hereby amended to add the following paragraph as Section 11.3:

“11.3       Redemption.  Subject to Section 17254 of the Limited Liability Company Law, the Managing Member shall have the authority to cause the Fund to repurchase Units at any time, and from time to time, on such terms and conditions as the Managing Member may determine in its sole discretion; provided that such repurchases do not jeopardize the status of the Fund as a partnership for federal income tax purposes or cause the Fund to be treated as a publicly-traded partnership.”

3.             No Other Amendments.  Except as set forth in this Amendment, no other additions, modifications or deletions to or from the Operating Agreement are intended to made hereby and the Operating Agreement shall remain in full force and effect in all other respects in accordance with its terms.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be made effective as of the date first written above.

“MANAGING MEMBER”

CORNERSTONE INDUSTRIAL PROPERTIES, LLC,
a California limited liability company

By: CORNERSTONE VENTURES, INC.,
a California corporation,
Its Manager

	By:	/s/ Terry G. Roussel
Terry G. Roussel, President

“UNITHOLDERS”

By:

CORNERSTONE INDUSTRIAL PROPERTIES, LLC, a California limited liability company, the Managing Member, as attorney-in-fact for the Unitholders set forth in the books and records of the Fund, pursuant to Section 12.6 and each such Unitholder’s Subscription Agreement.

By:	CORNERSTONE VENTURES, INC.,
a California corporation,
Its Manager

	By:	/s/ Terry G. Roussel
Terry G. Roussel, President